Exhibit 5.1

[Arnold & Porter LLP letterhead]

January 25, 2011

ArQule, Inc.

19 Presidential Way

Woburn, MA 01801-5140

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by ArQule, Inc., a Delaware corporation (the “Company”), of up to 8,050,000 shares of the Company’s common stock, par value $0.01 (the “Shares”), including 1,050,000 shares of common stock issued upon exercise of the underwriters over-allotment option, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333- 166532) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated May 24, 2010 (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Restated Certificate of Incorporation, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.  We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein.  This letter is given for your sole benefit and use.  No one else is entitled to rely hereupon.  This letter speaks only as of the date hereof.  We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference to our firm under Legal Matters in the Prospectus.  By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Arnold & Porter LLP